Exhibit 10.1

BSD MEDICAL CORPORATION
2188 West 2200 South
Salt Lake City, Utah 84119

April 7, 2009

Mr. Hyrum A. Mead
202 Coventry Lane
North Salt Lake, UT  84054

Dear Mr. Mead:

We are writing to confirm our understanding that you wish to retire as the President and Chief Executive Officer of BSD Medical Corporation (the “Company”), and that you wish to resign as a member of the Board of Directors of the Company, effective as of April 7, 2009 (the “Retirement Date”).

In connection with your retirement from the Company, and in consideration of the services you have provided to the Company, and consistent with terms of your employment agreement, as well as the agreements contained herein, the Company will offer you the following:  (1) a check or wire transfer in the gross amount of $212,500, less required deductions, withholdings, and tax reporting requirements, which amount represents severance, within twenty (20) business days after the Company receives this letter agreement signed by you, (2) the continuation until October 31, 2009 of all employee benefits and perquisites provided to you prior to the Retirement Date, and (3) the payment of all accrued wages due through April 7, 2009, and the payment of accrued vacation and unreimbursed business expenses that are properly due to you.  You are also allowed to keep your cellular telephone and your laptop computer as your personal property.

In exchange for the compensation specified above, you agree to fully release and discharge the Company, its related and/or affiliated companies, and all of the respective predecessors, successors, affiliates, assigns, officers, shareholders, board members, directors, employees, agents, contractors, counsel and insurers of the Company and its related and/or affiliated companies (the “Released Parties”), from any and all claims, complaints, causes of action or demands, whether now known or unknown, asserted or unasserted, direct or indirect, which you have or may have by reason of any matter, fact or thing occurring up through the date of your signature on this letter agreement, including the terms and conditions of your employment and your retirement from employment, and including any and all possible statutory claims, including but not limited to claims based upon:  Title VII of the Federal Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Older Worker Benefits Protection Act;  the Americans with Disabilities Act; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Utah Antidiscrimination Act; or any other federal, state or local statute, ordinance or law.  You also understand that you are giving up all other claims, including those grounded in

Mr. Hyrum A. Mead
April 7, 2009
Page

contract or tort theories, including but not limited to:  wrongful discharge; violation of breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; claims for any unpaid wages, bonuses or other forms of compensation; any and all claims for attorneys fees; or any other theory, whether legal or equitable.  This letter agreement includes a release of your right to file a court action or to seek monetary damages or other individual legal or equitable relief awarded as a result of a proceeding against the Released Parties by the Equal Employment Opportunity Commission or its state counterpart.  Notwithstanding anything contained in this release, the Company agrees that you have not released the Company or its insurers from coverage of you under the Company’s directors and officers liability insurance policy for all services that you performed as a director or officer of the Company, to the extent that you otherwise would be entitled to such coverage, under the terms of such insurance policy.

The terms of this letter agreement will be open for acceptance by you for a period of twenty-one (21) days (from date of receipt) during which time you may consider whether or not to accept this letter agreement.  You agree that changes to this letter agreement, whether material or immaterial, will not restart this acceptance period.  You are hereby advised to seek the advice of an attorney regarding this letter agreement.  You have the right to revoke this letter agreement within seven (7) calendar days following your signing of it.  Any revocation or rescission must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within seven (7) days and sent by certified mail, return receipt requested.

This letter agreement contains the entire agreement between you and the Company with respect to your employment and retirement from employment and there are no promises or understandings outside of this letter agreement, with respect to your employment or your retirement from employment with the Company.  Any modification of or addition to this letter agreement must be in a writing signed by you and the Company.

By your signature below, you acknowledge that you fully understand and accept the terms of this letter agreement and you represent and agree that you understand the meaning of the terms of this letter agreement and their effect.  You also acknowledge that your signature is freely, voluntarily and knowingly given, having had the opportunity to obtain advice and assistance of legal counsel and having been provided a full opportunity and reasonable time to review and reflect on the terms of this letter agreement.

Mr. Hyrum A. Mead
April 7, 2009

BSD MEDICAL CORPORATION

By: /s/ Douglas P. Boyd
Name: Douglas P. Boyd
Title: Director
Agreed To and Accepted By:

/s/ Hyrum A. Mead
Hyrum A. Mead